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                                                                    EXHIBIT 99.8

                         RESTRICTED STOCK UNIT AGREEMENT
                           FOR NON-EMPLOYEE DIRECTORS

                                Non-transferable

                                    GRANT TO

                          -----------------------------
                                   ("Grantee")

           by Adams Respiratory Therapeutics, Inc. (the "Company") of

                                    [_______]

restricted stock units convertible into shares of its common stock, par value $0.01 (the "Restricted Stock Units")

pursuant to and subject to the provisions of the Adams Respiratory Therapeutics, Inc. Director Compensation Plan (the "Director Compensation Plan"), which is operated as a subplan of the Adams Respiratory Therapeutics, Inc. 2005 Incentive Plan (the "Equity Incentive Plan" and, together with the Director Compensation Plan, the "Plans"), and to the terms and conditions set forth on the following page.

Unless vesting is accelerated in accordance with the Plans, the Restricted Stock Units shall vest (become non-forfeitable) on the first annual shareholders meeting next following the Grant Date; provided that Grantee is a director of the Company as of that date.

IN WITNESS WHEREOF, Adams Respiratory Therapeutics, Inc. has caused this Certificate to be executed as of the Grant Date, as indicated below.


                                       ADAMS RESPIRATORY THERAPEUTICS, INC.

                                       By:  ___________________________________
                                       Its:  Authorized Officer

                                       Grant Date:  ___________________________


                                       Accepted by Grantee:  __________________


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TERMS AND CONDITIONS

      1. Grant of Restricted Stock Units. Adams Respiratory Therapeutics, Inc. (the "Company") hereby grants to the Grantee named on page 1 hereof, subject to the restrictions and the terms and conditions set forth in the Plans and in this award certificate (this "Certificate"), the number of restricted stock units indicated on page 1 hereof (the "Restricted Stock Units") which represent the right to receive an equal number of Shares of the Company's Stock on the terms set forth in this Certificate. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plans.

      2. Vesting of Restricted Stock Units. The Restricted Stock Units have been credited to a bookkeeping account on behalf of Grantee. The Restricted Stock Units will vest and become non-forfeitable on the earliest to occur of the following (the "Vesting Date"):

      (a)   the first annual shareholders meeting next following the Grant Date;
            or

      (b) the termination of Grantee's service as a director of the Company due to death, Disability, or termination without Cause; or

      (c) a Change in Control of the Company, if the Restricted Stock Units are not assumed by the surviving company or equitably converted or substituted.

If Grantee's service as a director terminates prior to the Vesting Date for any reason other than as described in (b) or (c) above, Grantee shall forfeit all right, title and interest in and to the Restricted Stock Units as of the date of such termination and the Restricted Stock Units will be reconveyed to the Company without further consideration or any act or action by Grantee. Any reference herein to Grantee's termination of service shall be interpreted to mean Grantee's "separation from service" as defined in Code Section 409A and Treasury regulations and guidance with respect to such law.

      3. Conversion to Stock. Unless the Restricted Stock Units are forfeited prior to the Vesting Date as provided in Paragraph 2 above, the Restricted Stock Units will be converted on the Vesting Date to Deferred Stock Units, which in turn shall be converted to actual Shares of Stock on the date that is six (6) months after the date the Grantee ceases to serve as a director of the Company in any capacity (the "Conversion Date"). Stock certificates evidencing the conversion of the Deferred Stock Units into shares of Stock shall be registered on the books of the Company in the Grantee's name as of the Conversion Date and delivered to the Grantee as soon as practical thereafter.

      4. Dividend Equivalents. If and when dividends or other distributions are paid with respect to the Stock while the Restricted Stock Units or Deferred Stock Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Restricted Stock Units or Deferred Stock Units shall be converted into additional Restricted Stock Units or Deferred Stock Units in Grantee's name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable, and such additional Restricted Stock Units or Deferred Stock Units shall be subject to the same transfer restrictions as apply to the Restricted Stock Units or Deferred Stock Units with respect to which they relate. Upon conversion of the Deferred Stock Units into shares of Stock at the Conversion Date or any applicable deferral termination date, Grantee will obtain full voting and other rights as a shareholder of the Company.

      5. Changes in Capital Structure. The provisions of Article 15 of the Equity Incentive Plan shall apply to this award and are incorporated herein by reference. Without limiting the foregoing, in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another company, whether through reorganization, recapitalization, statutory share exchange, reclassification, stock split-up, combination of shares, merger or consolidation, or otherwise, there shall be substituted for each share of Stock then underlying a Restricted Stock Unit or Deferred Stock Unit subject to this Certificate the number and class of shares into which each outstanding share of Stock shall be so exchanged.

      6. Restrictions on Transfer and Pledge. Restricted Stock Units are not assignable or transferable. Deferred Stock Units are not assignable or transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Neither Restricted Stock Units nor Deferred Stock Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of grantee to any other party other than the Company or an Affiliate.

      7. Limitation of Rights. Neither the Restricted Stock Units nor the Deferred Stock Units confer to Grantee or Grantee's beneficiary any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Restricted Stock Units and the Deferred Stock Units. Nothing in this Certificate shall interfere with or limit in any way the right of the Company to terminate Grantee's service as a director at any time, nor confer upon Grantee any right to continue as a director of the Company.

      8. Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee's consent, reduce or diminish the value of this Award. Notwithstanding anything herein to the contrary, the Committee may, without Grantee's consent, amend or interpret this Certificate to the extent necessary to comply with Section 409A of the Code and Treasury regulations and guidance with respect to such law.

      9. Plans Control. The terms contained in the Plans are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plans. In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Certificate, the provisions of the Plans shall be controlling and determinative. In the event of any actual or alleged conflict between the provisions of the two Plans, the provisions of the Equity Incentive Plan shall be controlling and determinative.

      10. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plans.

      11. Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

      12. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Adams Respiratory Therapeutics, Inc., 425 Main Street, Chester, New Jersey 07930, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

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